Exhibit 99.1

FOR IMMEDIATE RELEASE	For more information, contact:
Friday, September 25, 2015	Brad Pogalz (952) 887-3753

SHEILA G. KRAMER TO JOIN DONALDSON COMPANY
AS VICE PRESIDENT, HUMAN RESOURCES

MINNEAPOLIS, Sept. 25, 2015 – Donaldson Company, Inc. (NYSE: DCI) today named Sheila G. Kramer Vice President of Human Resources (HR). Kramer will join Donaldson on October 12, and report to Tod Carpenter, President and Chief Executive Officer.

“Sheila is an accomplished business leader and HR professional who has successfully developed and executed strategies that resulted in organizational growth and talent development,” said Carpenter. “I am confident she will be a strong leader of our HR strategy, and a valuable addition to the Donaldson senior management team.”

Kramer, 56, will be responsible for leading and managing Donaldson’s efforts to attract, develop, engage and retain its highly talented workforce, while also supporting the Company’s strategic growth plans and driving performance.

Prior to joining Donaldson, Kramer was the Vice President of HR for Taylor Corporation. Additionally, she brings experience from various HR roles during her 22 years with LifeTouch Inc.

Kramer graduated from Eastern Illinois University with a B.S. degree in elementary and special education, and from the Carlson School of Management at the University of Minnesota with a M.A. degree in industrial relations.

About Donaldson Company

Founded 100 years ago, Donaldson (NYSE: DCI) is a global leader in the filtration industry. The Company's innovative filtration technologies improve people's lives, enhance Customers' equipment performance and protect the environment. More than 12,500 employees support Customers at 140 sales, manufacturing, and distribution locations. For more information, visit www.donaldson.com.

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